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                                                                    EXHIBIT 10.2

                      CANADIAN LICENSING AGREEMENT OUTLINE




Principals:         Licensor:     Veridien Corporation

                    Licensee:     Backcourt Industries Inc.
                                  a Canadian Federally incorporated
                                  Company ("CANCO")


Terms:              The Licensing Agreement shall have an initial term of five
                    (5) years and thereafter renewed annually providing CANCO is in good standing under the terms of the agreement.


Fees: In return for exclusive Canadian rights to manufacture or have manufactured, distribute and sell in Canada (including Quebec) products using Veridien's Virahol patented formula and Veridien's other infection control related products and use of the Viraguard / Virahol registered trade mark and other applied Trademarks (collectively "Veridien Products"), Veridien would earn a licensing fee based upon 10% of the Net Sales realized from these Veridien Products in Canada (as more particularly set out below). Net Sales shall be defined as amounts received by CANCO from the sale of Veridien Products less transport and costs of insurance during transportation and less any amounts paid to or credited to or on behalf of any customer ("Credit"). Said Credit would include, return of goods, return of damaged goods, trade listings, promotion allowances, co-op allowances and slotting allowances.

                    CANCO shall make an initial license fee payment of $345,000.00 CAN. upon Veridien's execution of the licensing agreement. Such amount shall be applied as a prepayment for licence fees payable hereunder. Thereafter additional licence fees of 10% of Veridien Product Net Sales in excess of $3,450,000.00 is payable. VERIDIEN and CANCO have the right of offset for any monies due and owing.

                    The sales period for determination of the licensing fee will be February 28, 1998 to June 30, 1999 and thereafter 12 month periods commencing July 1st, 1999, however the licensing fee will be determined and payable semi-annually with semi-annual adjustments if necessary.


Exclusivity:        In order for CANCO to maintain its Canadian exclusivity
                    rights, Veridien must receive minimum annual licence fees or payments in lieu thereof ("Exclusive Minimums") as set out below:


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                   Year 1  $   250,000 CAN. (being that period February 28, 1998
                                                    through to June 30, 1999).
                   Year 2      500,000
                   Year 3      750,000
                   Year 4      875,000
                   Year 5    1,000,000

                   Thereafter each successive year under the agreement the Exclusive Minimums will increase by 10%.

                   Should Veridien not receive the Exclusive Minimums for any year as stipulated herein within 30 days following said yearly period, CANCO will forfeit its exclusive rights in Canada (including Quebec) commencing the yearly period following the year in which Exclusive Minimums have not been met. However, thereafter CANCO will be entitled to continue to operate under the terms of the licence agreement on a non-exclusive rights basis.

                   Further, should the Exclusive Minimums, in any yearly period not at least equal $250,000.00, Veridien may terminate the non-exclusive rights hereunder upon six months notice.


Sublicense Rights: CANCO will have the right to grant a sublicense of its rights in Canada (including Quebec) obtained under the licensing agreement to third parties subject to Veridien's approval with said approval not to be unreasonably withheld.


Miscellaneous:     CANCO confirms that it has / will spend not less than
                   $250,000. in addition to initial licence fee in proceeding with Licensee's business opportunity hereunder.

                   CANCO and Veridien hereby agree to execute such further documentation on customary terms as may be necessary to formalize the terms of this agreement as set out herein including, without limitation:


                   (a) providing for reasonable inspection of manufacturing processes, use of trademarks and packaging by Veridien and audit of sales volumes;

                   (b) exclusion from exclusivity for current Nutrition For Life Inc. distribution system through existing network marketing program;


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                   Each party shall bear their respective legal costs.



AGREED TO AND ACCEPTED BY:


BACKCOURT INDUSTRIES INC.                   VERIDIEN CORPORATION
Per:                                        Per:



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